EXHIBIT  16
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May  8,  2001


Securities  and  Exchange  Commission
450  Fifth  Street,  NW
Washington,  DC  20549

Ladies  and  Gentlemen:

We were previously principal accountants for Castle BancGroup, Inc. and under the date of January 25, 2001, we reported on the consolidated financial statements of Castle BancGroup, Inc. as of and for the years ended December 31, 2000 and 1999. On February 1, 2001, we were notified that Castle BancGroup, Inc. engaged Crowe Chizek and Company LLP as its principal accountants for the year ending December 31, 2001 and that the auditor-client relationship with KPMG LLP would cease upon completion of the audit of Castle BancGroup, Inc.'s consolidated financial statements as of and for the year ended December 31, 2000 and the issuance of our report thereon. Accordingly, on March 26, 2001, upon the issuance of our report on such financial statements, our appointment as principal accountants was terminated. We have read Castle BancGroup, Inc.'s statements included under Item 4 of its Form 8-K/A dated May 8, 2001 and we agree with such statements, except that we are not in a position to agree or disagree with Castle BancGroup, Inc.'s statements that (1) the change in independent accountants was approved by the Audit Committee and by the Board of Directors, (2) Castle BancGroup, Inc. engaged the firm of Crowe, Chizek and Company LLP as independent certified public accountants for the fiscal year 2001, and (3) Castle BancGroup, Inc. had not consulted with Crowe, Chizek and Company LLP with respect to any accounting or auditing issues, and that there was no discussion regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered in the financial statements, or any related item.

Very  truly  yours,


/s/ KPMG LLP


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